Exhibit 10.3

LETTER AGREEMENT

THIS LETTER AGREEMENT (this “Agreement”), dated as of November 21, 2024, is by and among Forte Biosciences, Inc., a Delaware corporation (the “Company”) and OrbiMed Private Investments IX, LP, OrbiMed Genesis Master Fund, L.P., The Biotech Growth Trust PLC (together, “OrbiMed”).

WHEREAS, the Company and OrbiMed are parties to that certain Securities Purchase Agreement dated as of November 19, 2024 (the “Purchase Agreement”) pursuant to which OrbiMed, as well as other purchasers, are purchasing shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and/or pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”); and

WHEREAS, in order to induce OrbiMed to invest funds in the Company pursuant to the Purchase Agreement, OrbiMed and the Company hereby agree that this Agreement shall set forth certain rights and obligations with respect to the shares of the Company’s capital stock beneficially owned by OrbiMed.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
(a)
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.
(b)
“Board of Directors” means the board of directors of the Company.
(c)
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York are generally are open for use by customers on such day.
(d)
“Bylaws” means the bylaws of the Company, as may be amended, restated or otherwise modified from time to time.
(e)
“Closing Date” shall mean November 21, 2024.
(f)
“Fully Diluted Ownership Percentage” means a percentage equal to (x) the sum of the number of outstanding shares of Common Stock of the Company owned by OrbiMed and its Affiliates plus the number of shares of Common Stock subject to outstanding Pre-Funded Warrants held by OrbiMed and its Affiliates (without regard to any beneficial ownership limitations included therein), divided by (y) the sum of the total number of outstanding shares of Common Stock of the Company plus the total number of shares of Common Stock subject to all outstanding warrants issued by the Company,

(g)
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
(h)
“SEC” shall mean the United States Securities and Exchange Commission.
2.
Board Representation.
(a)
During the period beginning on the date ninety (90) days after the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the first Business Day that OrbiMed’s Fully Diluted Ownership Percentage is less than twenty percent (20%) (such period, the “Board Designation Period”), at any time that the Nasdaq Official Closing Price of the Common Stock is below $2.7760 (as adjusted for stock splits, recapitalizations and other similar events) for thirty (30) consecutive trading days, OrbiMed shall be entitled to designate one individual (“OrbiMed Designee”) to serve on the Board of Directors (“Designation Right”), pursuant and subject to the terms of this Section 2.
(b)
In order to exercise the Designation Right, OrbiMed shall deliver a written notice to the Company stating that OrbiMed wishes to exercise the Designation Right and setting forth the name of the OrbiMed Designee (the “Designation Notice”). As a condition to the appointment of any OrbiMed Designee, OrbiMed will also provide, or cause the OrbiMed Designee to provide, a completed and executed director nominee questionnaire in a form to be provided by the Company (a “Nominee Questionnaire”) and any other information that is reasonably required by applicable law for inclusion in the Company’s filings with the SEC relating to the appointment of such OrbiMedDesignee, proxy materials for meetings of stockholders, and all other applicable filings with the SEC.
(c)
Subject to the terms of this Section 2, the Company hereby agrees to appoint the OrbiMed Designee to the Board of Directors within fifteen (15) Business Days following receipt of both

(i) the Designation Notice and (ii) the completed Nominee Questionnaire. Thereafter, for the remainder of the Board Designation Period, subject to the requirements of fiduciary duties under applicable law, the Company shall include the OrbiMed Designee in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors of the same class as the OrbiMed Designee are to be elected and every adjournment or postponement thereof. If a OrbiMed Designee elected or appointed pursuant to the terms hereof ceases to serve as a member of the Board of Directors for any reason, then OrbiMed shall have the right to designate another designee pursuant to the terms of this Agreement, it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces, and the Company shall take all such action as is reasonable and necessary to promptly cause the election or appointment of such other designee to the Board of Directors for such term. If OrbiMed has exercised the Designation Right and the Board Designation Period lapses while a OrbiMed Designee is serving on the Board of Directors, the OrbiMed Designee shall not be required to resign but may continue to serve on the Board of Directors for the remainder of the OrbiMed Designee’s then-current term on the Board of Directors.

(d)
Notwithstanding any other provisions of this Section 2, the Company shall not be required to appoint a OrbiMed Designee to the Board of Directors if a majority of the disinterested members of the Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that such person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Company’s shares are listed, the Bylaws or any policy or guidelines previously approved by the Board of Directors and made available to OrbiMed, provided that the direct or indirect purpose of any such policy or guideline is not to obstruct OrbiMed’s right to designate an individual as a nominee to the Board of Directors or its rights under this Agreement, and provided further that the parties agree any such OrbiMed Designee is not required to meet the independence requirements of the SEC or the Nasdaq Stock Market LLC. The Company shall notify OrbiMed of any objection to a OrbiMed Designee promptly following determination by the Board of Directors that such OrbiMed Designee is not qualified to serve as a director of the Company, and in any event on or prior to the fifteenth (15th) Business Day following receipt of the Designation Notice and completed Nominee Questionnaire with respect to such OrbiMed Designee, so as to enable OrbiMed to propose a replacement OrbiMed Designee in accordance with the terms of this Agreement.

(e)
OrbiMed understands that, as a condition to the appointment of OrbiMed Designee, the Company may require the OrbiMed Designee to agree in writing, during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee members of the Board of Directors, including, without limitation, the Company’s business and ethics code of conduct, insider trading policy, and related- person transactions policy, in each case as previously approved by the Board of Directors and as amended from time to time, and compliance with applicable disclosure controls and procedures, including but not limited to completing an annual director and officer questionnaire; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board of Directors and its committees, as applicable, or other confidential information of the Company that the OrbiMed Designee receives from the Company, unless previously disclosed publicly by the Company.
(f)
For so long as any OrbiMed Designee serves as a director, such director shall be entitled to (i) the same reimbursement for travel and other expenses paid to other non-employee directors incurred in connection with his or her duties as a director, including any service on any committee of the Board of Directors, and (ii) the same indemnification, exculpation and advancement of expenses rights provided to other non-employee directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance coverage with respect to such director (subject to the limitations of such coverage, and with such coverage terms as the Company deems reasonable) to the same extent that it indemnifies and provides insurance for other non-employee directors.
3.
Participation Right.
(a)
Non-Underwritten Offerings.
(i)
During the period beginning on the Closing Date and ending on the earlier of (i) the ten (10)-year anniversary of the Closing Date and (ii) the first Business Day OrbiMed’s Fully Diluted Ownership Percentage is less than twenty percent (20%) (the “Participation Period”), if the Company proposes to offer and sell any New Securities (as defined below) in an offering that is conducted pursuant to an exemption from registration under the Securities Act, or in an offering that is registered under the Securities Act that is not conducted as a firm-commitment underwritten offering, then, subject to compliance with all applicable securities laws and regulations, OrbiMed shall have the right to purchase, on the same terms, including the price per security, and subject to the same conditions as are applicable to the other investors in such offering, that amount of New Securities being offered for sale in such offering equal to OrbiMed’s Fully Diluted Ownership Percentage multiplied by the total amount of New Securities offered for sale in such offering (or such other amount as may be mutually agreed between Company and OrbiMed).
(ii)
If the Company proposes to conduct an offering with respect to which OrbiMed have rights to purchase New Securities pursuant to this Section 3(a), the Company shall give written notice (the “Offer Notice”) to OrbiMed at least three (3) Business Days prior to the commencement of the offering of the New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number, type and material terms of such New Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such New Securities, and (iv) the estimated date and time at which the Company expects to enter into a definitive agreement for the sale of the New Securities (the “Expected Sale Date”). If the information contained in the Offer Notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such Offer Notice only pursuant to OrbiMed’s standard wall-cross procedures.

(iii)
If OrbiMed desires to exercise its rights under this Section 3(a) to participate in such offering, then OrbiMed must provide a written notice to the Company by not later than 6:00 p.m. (New York City time) on the day immediately preceding the Expected Sale Date set forth in the Offer Notice, stating the amount of OrbiMed’s elected participation. If the Company receives no such notice from OrbiMed within the time period set forth herein, OrbiMed shall be deemed to have notified the Company that OrbiMed does not elect to purchase any New Securities in connection with such offering and the Company shall be free to sell such securities in the offering; provided, however, that if the Expected Sale Date shall be delayed by for any reason, the Company shall promptly inform OrbiMed of such delay and OrbiMed’s rights in this Section 3(a)(iii) shall be revived with an ability to provide written notice by not later than 6:00 p.m. (New York City time) on the day immediately preceding the new Expected Sale Date.
(b)
Sales of Equity under ATMs or Equity Lines. If during the Participation Period, the Company intends to sell New Securities using any “at-the-market sales” facility or equity line, then with respect to each activation, the Company shall provide OrbiMed with an Offer Notice in accordance with Section 3(a)(ii), specifying the target amount intended to be sold (the “ATM Target Amount”) and the lowest price per share (the “ATM Floor Price”) at which such New Securities may be sold under such activation. Using the same notice mechanism as set forth in Section 3(a)(ii), OrbiMed shall have the right to purchase that amount of the ATM Target Amount at the ATM Floor Price equal to OrbiMed’s Fully Diluted Ownership Percentage multiplied by the total amount of New Securities offered for sale in such offering (or such other amount as may be mutually agreed between Company and OrbiMed), and the Company shall be free to sell the remainder of the ATM Target Amount at or above the ATM Floor Price. For the avoidance of doubt, the Company is not required to offer New Securities to OrbiMed in connection with any firm commitment underwritten offering registered under the Securities Act.
(c)
General Terms Applicable to Participation Right.
(i)
Subject to compliance with all applicable securities laws and regulations, OrbiMed may apportion any New Securities to be purchased pursuant to its rights in this Section 3 in such proportion as OrbiMed deems appropriate among OrbiMed and any of its Affiliates.
(ii)
The rights of OrbiMed under this Section 3 to purchase New Securities in an offering will be conditioned upon the completion of such offering.
(iii)
The Company and OrbiMed hereby acknowledge that nothing in this Section 3 constitutes an offer or the commitment by any Person (as defined below) to purchase any New Securities in any offering.
(iv)
For purposes of this Section 3, “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as options or warrants to purchase such equity securities, or securities of any type whatsoever that are convertible or exchangeable into or exercisable for such equity securities, other than (i) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its subsidiaries, pursuant to any Company stock-based compensation plan or arrangement; (ii) any securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the date if this Agreement or issued pursuant to this Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Agreement or as provided in this Agreement; (iii) any securities issued by the Company as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity approved by the Board of Directors, (iv) any securities issued by the Company in connection with a transaction with an unaffiliated third party approved by the Board of Directors that includes a bona fide commercial relationship with the Company (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement with the Company) and (v) any securities issued by the Company to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors.

4.
Fees and Expenses. Each party will bear its own costs and expenses incurred in connection with the Agreement and the Purchase Agreement. Notwithstanding the foregoing, within five

(5) Business Days after the later of (i) the receipt of a summary invoice therefor or (ii) the Closing Date, the Company shall pay the reasonable fees and expenses of the counsel for OrbiMed, in an amount not to exceed $50,000.

5.
Miscellaneous.
(a)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.
(b)
Certain Adjustments. Subject to Section 5(n) below, the provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.
(c)
Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.
(d)
Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
(e)
Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.
(f)
Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (i) by personal delivery, with receipt acknowledged; (ii) by facsimile followed by hard copy delivered by the methods under clause (iii) or (iv); (iii) by prepaid certified or registered mail, return receipt requested; or (iv) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to OrbiMed: c/o OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor Attn: General Counsel

New York, NY 10022 Attention: General Counsel Email: legal@orbimed.com

If to the Company: Forte Biosciences, Inc.

3060 Pegasus Park Drive, Building 6

Dallas, Texas 75247

Attn: Paul Wagner, Chief Executive Officer Email: [***]

with a copy (which copy shall not constitute

notice) to: Wilson Sonsini Goodrich and Rosati, Professional Corporation

12235 El Camino Real

San Diego, California 92130 Attention: Dan Koeppen Email: [***]

(g)
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to OrbiMed hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of OrbiMed nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of OrbiMed of any breach or default of the Company under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, in each case, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(h)
Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means), each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
(i)
Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(j)
Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and OrbiMed.
(k)
Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l)
Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.
(m)
Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.
(n)
Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of the parties hereto; (b) the tenth (10th) anniversary of the date of the Closing Date; (c) such time as OrbiMed’s Fully Diluted Ownership Percentage is less than twenty percent (20%), (d) any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving entity immediately after such merger or consolidation; or (e) the sale to another Person of all or substantially all of the Company’s assets in one transaction or a series of related transactions, provided that no such termination shall relieve a party for any breach of this Agreement prior to its termination.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Letter Agreement as of the date first above written.

FORTE BIOSCIENCES, INC.

By: /s/ Paul Wagner

Name: Paul Wagner

Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto has executed this Letter Agreement as of the date first above written.

ORBIMED PRIVATE INVESTMENTS IX, LP

By: OrbiMed Capital GP IX LLC, its General Partner

By: OrbiMed Advisors LLC, its Managing Member

By: /s/ Carl Gordon

Name: Carl Gordon

Title: Member

ORBIMED GENESIS MASTER FUND, L.P.

By: OrbiMed Genesis GP LLC, its General Partner

By: OrbiMed Advisors LLC, its Managing Member

By: /s/ Carl Gordon

Name: Carl Gordon

Title: Member

THE BIOTECH GROWTH TRUST PLC

solely in its capacity as Portfolio Manager

By:

/s/ Carl Gordon

Name: Carl Gordon

Title: Member